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                            C/Funds Group, Inc.
                              [C/FUNDS LOGO]





                                  C/Fund
                            C/Growth Stock Fund
                             C/Government Fund
                   C/Community Association Reserve Fund











                            1999 Annual Report











                        Table of Contents
                                Letter to Shareholders             1
                                Comparative Performance            2
                                Portfolios of Investments          4
                                Audited Financial Statements       9
                                Notes to Financial Statements     12
                                Report of Independent Certified
                                Public Accountants                14



                          LETTER TO SHAREHOLDERS

     Once again, the stock markets performed above average for the calendar year 1999, with the 30 stocks in the Dow Jones Industrial Average providing investors a total return of 24%. The S&P 500 Index also earned a commendable 18% for the same period, while the stocks making up the NASDAQ index made up lost ground after many years of under-performance by turning in an astounding 86% total return. This was due to a breathtaking initial public offering craze for small internet startups, which we believe is very unlikely to continue.

     By comparison with these performance indices, the C/Growth Stock Fund total return was a pleasing 34%+ for 1999, mainly due to the inclusion in its portfolio of a high percentage of many smaller, rapidly-growing NASDAQ companies. The objective of this fund is to be invested substantially all the time in these kinds of growth stocks. The C/Fund, on the other hand, which has a lower percentage of its assets invested in stocks and which emphasizes higher-yielding, more mature company issues, earned a total return of approximately 11% for the year. This reflected the inclusion of many higher-yielding stock issues in the portfolio, which as a market sector generally under-performed most other sectors last year.

     It is a pleasure to report that the C/Government Fund, which invests in government fixed income securities, was ranked highly by major rating agencies for its excellent performance during a year in which bond prices were weak as interest rates continued to climb. Fund maturities were held fairly short for much of the year in an attempt to protect the fund's Net Asset Value per share, while continuing to earn as high an interest rate yield as possible. The total performance of this fund for the year was just narrowly positive, which compares favorably with the generally negative returns reported by most other government bond funds having similar objectives.

     One area of services that we would like to bring to the attention of all fund series shareholders is CFI's continued commitment to using as much technology as possible in the operations of its funds. Your managers believe that these productivity advances will allow CFI to continue offering smaller investors a cost effective way to invest and that it will be able to continue to maintain a no-minimum investment policy, as in the past. In the last year or so, we have started offering direct automatic deductions from investor checking or savings accounts
(ACH)  for  those  who wish to avail themselves  of  this  regular savings and investing kind of discipline. In addition, we anticipate allowing secure, confidential monitoring of accounts directly by clients via the Internet. This is expected to be announced sometime in 2000. With these advances, it will become even easier for investors to decide when and where they want to invest and to track directly from their own computers their investments in C/Fund portfolios 24 hours a day.

      During the past year, the Board voted to cease offering and to close the Adams Equity Fund, due to its inability to reach the size necessary to make it economical to operate as a separate series fund. The C/Funds Group now consists of four fund series, including the C/Community Association Reserve Fund, a specialty fund of government securities that is managed for and offered exclusively to Florida community associations.

      As always, we wish to thank all staff members, shareholders, directors and officers for their contribution to the company's success this past year.

Respectfully Submitted:


R. G. "Kelly" Caldwell, Jr.
President
February 23, 2000





C/Fund
Illustration of a $10,000 Investment
[graphic]


C/Growth Stock Fund
Illustration of a $10,000 Investment
[graphic]


C/Government Fund
Illustration of a $10,000 Investment
[graphic]


C/Community Association Reserve Fund
Illustration of a $10,000 Investment
[graphic]


Performance Summary
As of December 31, 1998

                                                          Since
                             1 Year  5 Year  10 Year  Inception
     C/Fund                  10.66%  18.95%   13.28%     13.42%
     C/Growth Stock Fund     34.25%  24.72%      n/a     15.22%
     C/Government Fund       0.55%    6.40%      n/a      5.56%
     C/C.A.R. Fund           3.18%    5.44%      n/a      5.40%

                                  C/FUND
                         PORTFOLIO OF INVESTMENTS
                             December 31, 1999

EQUITIES (86.2%)                                      Shares         Value

Building Materials & Garden Supplies (3.2%)                       $309,375
     Home Depot, Inc.                                  4,500       309,375

Business Services (6.8%)                                           665,000
     Microsoft Corp.                                   2,000       233,500
     International Business Machines Corp.             4,000       431,500

Chemicals & Allied Products (14.2%)                              1,387,063
     Dow Chemical Co.                                  1,000       133,625
     Abbott Labs                                       1,000        36,313
     American Home Products Corp.                      4,000       157,000
     Bristol Myers Squibb Co.                          2,000       128,375
     Merck & Co., Inc.                                 2,000       134,375
     Johnson & Johnson                                 2,000       186,500
     Colgate Palmolive Co.                             4,000       260,000
     Proctor & Gamble Co.                              2,000       219,125
     E.I. Dupont De Nemours & Co.                      2,000       131,750

Communication (2.0%)                                               199,125
     AT&T Corp.                                        2,000       101,625
     SBC Communications, Inc.                          2,000        97,500

Depository Institutions (2.6%)                                     253,250
     J. P. Morgan & Co, Inc. Com                       2,000       253,250

Eating & Drinking Places (0.8%)                                     80,625
     McDonald's Restaurants                            2,000        80,625

Electric, Gas, & Sanitary Services (2.2%)                          213,625
     FPL Group, Inc.                                   2,000        85,625
     American Water Works, Inc.                        3,000        63,750
     American Electric Power Com                       2,000        64,250

Electronic & Other Electric Equipment (7.2%)                       699,125
     General Electric Co.                              2,000       309,500
     Lucent                                            3,000       225,000
     Intel Corp.                                       2,000       164,625

Fabricated Metal Products (2.8%)                                   277,501
     Parker Hannifin Corp.                             3,000       153,938
     Gillette Co.                                      3,000       123,563

Food & Kindred Products (4.3%)                                     423,125
     Pepsico, Inc.                                     4,000       141,000
     Coca-Cola Co.                                     2,000       116,500
     Lancaster Colony Corp.                            5,000       165,625

Food Stores (1.0%)                                                  96,750
     Albertsons, Inc.                                  3,000        96,750

General Merchandise Stores (4.2%)                                  414,750
     Wal-Mart Stores                                   6,000       414,750

Holding & Other Investment Offices (0.8%)                           79,062
     New Plan Excel Realty Trust, Inc.                 5,000       $79,062



                                  C/FUND
                   PORTFOLIO OF INVESTMENTS (CONTINUED)
                             December 31, 1999

                                                      Shares         Value

Industrial Machinery & Equipment (4.9%)                           $478,375
     Hewlett Packard Co.                               2,000       227,500
     Black & Decker Manufacturing                      3,000       156,750
     Caterpillar                                       2,000        94,125

Instruments & Related Products (2.6%)                              247,250
     Emerson Electric Co.                              2,000       114,750
     Eastman Kodak Co.                                 2,000       132,500

Motion Pictures (0.8%)                                              76,780
     Walt Disney Co.                                   2,625        76,780

Nondepository Institutions (4.5%)                                  443,875
     Citigroup, Inc.                                   2,000       111,375
     American Express Co.                              2,000       332,500

Paper & Allied Products (4.5%)                                     439,500
     International Paper Co.                           2,000       112,875
     Kimberly Clark Corp.                              2,000       130,875
     Minnesota Mining & Manufacturing                  2,000       195,750

Petroleum & Coal Products (4.9%)                                   479,191
     Exxon Mobil Corp.                                 4,000       322,250
     BP Amoco PLC ADS                                  2,646       156,941

Primary Metal Industries (1.7%)                                    166,000
     Alcoa, Inc.                                       2,000       166,000

Railroad Transportation (1.7%)                                     162,438
     CSX Corp.                                         1,000        31,375
     Union Pacific Corp.                               3,000       131,063

Tobacco Products (1.2%)                                            115,000
     Philip Morris Cos.                                5,000       115,000

Transportation Equipment (5.9%)                                    580,250
     United Technologies Corp.                         2,000       130,000
     Boeing Co.                                        2,000        82,875
     General Motors Corp.                              2,000       145,375
     Honeywell International, Inc.                     2,000       115,375
     Ford Motor Co.                                    2,000       106,625

Transportation Services (1.4%)                                     135,000
     GATX Corp.                                        4,000       135,000

TOTAL EQUITIES (86.2%)                                           8,422,035
GOVERNMENTS (10.2%)                                                995,469

     U.S. Treasury Notes 5.375% due 07/31/00         500,000       498,750
     U.S. Treasury Notes 5.875% due 11/30/01         500,000       496,719

CASH AND EQUIVALENTS (3.6%)                                        351,488
TOTAL INVESTMENTS (100%)                                        $9,768,992



                            C/GROWTH STOCK FUND
                         PORTFOLIO OF INVESTMENTS
                             December 31, 1999

EQUITIES (96.9%)                                      Shares         Value

Building Materials & Garden Supplies (6.5%)                       $237,188
     Home Depot, Inc.                                  3,450       237,188

Business Services (19.8%)                                          722,843
     Robert Half International, Inc.                   1,500        42,844
     Interpublic Group Cos.                            1,100        63,456
     Inktomi                                           1,000        88,750
     International Business Machines Corp.               750        80,906
     Healtheon /WebMD Corporation                        900        33,750
     Doubleclick, Inc.                                   200        50,612
     Check Point Software                                550       109,312
     Microsoft Corp.                                   1,200       140,100
     America Online                                      700        53,113
     Omnicom Group, Inc.                                 600        60,000

Chemicals & Allied Products (4.8%)                                 173,622
     Merck & Co., Inc.                                   550        36,953
     Medco Research                                    1,900        57,119
     Biogen                                              500        42,250
     Johnson & Johnson                                   400        37,300

Communication (7.9%)                                               288,041
     Alltel Corp.                                      1,150        95,091
     U. S. Cellular                                      550        55,516
     AT&T Corp.                                        1,060        53,861
     MCI Worldcom, Inc.                                1,575        83,573

Depository Institutions (1.9%)                                      68,900
     Northern Trust Corp.                              1,300        68,900

Electric, Gas, & Sanitary Services (1.9%)                           70,400
     Calpine Corp.                                     1,100        70,400

Electronic & Other Electric Equipment (9.9%)                       360,170
     General Electric Co.                                450        69,638
     Salton, Inc.                                      1,800        60,187
     Lucent                                            1,600       120,000
     Solectron Corp. Com                               1,160       110,345

Food & Kindred Products (1.0%)                                      36,375
     Starbucks Corp.                                   1,500        36,375

Footwear (0.8%)                                                     29,738
     Nike                                                600        29,738

Furniture & Home Furnishings Stores (1.0%)                          36,800
     Williams Sonoma, Inc.                               800        36,800

General Merchandise Stores (4.0%)                                  147,000
     Kohls Corp.                                         600        43,312
     Wal-Mart Stores                                   1,500       103,688



                            C/GROWTH STOCK FUND
                   PORTFOLIO OF INVESTMENTS (CONTINUED)
                             December 31, 1999

                                                      Shares         Value

Industrial Machinery & Equipment (18.4%)                          $669,600
     Lexmark International                               500        45,250
     Cisco Systems                                     2,300       246,388
     EMC Corp.                                         1,800       196,650
     Sun Microsystems                                  1,400       108,412
     Cybex Computer Products Corp.                     1,800        72,900

Instruments & Related Products (2.0%)                               73,125
     Guidant Corporation                                 500        23,500
     Sybron International Corp. Wisconsin              1,200        29,625
     Colorado Medtech, Inc.                            2,500        20,000

Insurance Agents, Brokers, & Service (1.6%)                         57,412
     Marsh & McLennan Cos., Inc.                         600        57,412

Insurance Carriers (3.0%)                                          110,828
     American International Group                      1,025       110,828

Lumber & Wood Products (1.4%)                                       49,481
     MASCO Corp.                                       1,950        49,481

Nondepository Institutions (2.1%)                                   77,963
     Citigroup, Inc.                                   1,400        77,963

Paper & Allied Products (1.3%)                                      46,438
     Williamette Industries                            1,000        46,438

Petroleum & Coal Products (1.2%)                                    43,250
     Imperial Oil LTD                                  2,000        43,250

Transportation By Air (2.8%)                                       103,453
     Southwest Airlines                                3,750        60,469
     FDX Corp.                                         1,050        42,984

Transportation Equipment (2.3%)                                     84,978
     Gentex Corp.                                      1,100        30,525
     Harley Davidson                                     850        54,453

Water Transportation (1.3%)                                         47,812
     Carnival Cruise CLA                               1,000        47,812

TOTAL EQUITIES (96.9%)                                           3,535,417
CASH & EQUIVALENTS (3.1%)                                          111,510
TOTAL INVESTMENTS (100%)                                        $3,646,927



                             C/GOVERNMENT FUND
                         PORTFOLIO OF INVESTMENTS
                             December 31, 1999

GOVERNMENTS (95.4%)                                Par Value         Value

     U.S. Treasury Notes 5.625% due 05/15/01       1,000,000      $992,500
     U.S. Treasury Notes 5.875% due 11/30/01       1,500,000     1,490,156
     U.S. Treasury Notes 6.250% due 08/31/02       1,000,000       999,063
     U.S. Treasury Notes 5.750% due 11/30/02       1,000,000       985,000
     U.S. Treasury Notes 6.250% due 02/15/03       1,000,000       997,188
     U.S. Treasury Notes 5.750% due 08/15/03       1,000,000       979,375
     U.S. Treasury Notes 5.875% due 02/15/04       1,000,000       983,125
     U.S. Treasury Notes 6.000% due 08/15/04       1,000,000       984,375

TOTAL GOVERNMENTS (95.4%)                                        8,410,782
CASH AND EQUIVALENTS (4.6%)                                        404,576
TOTAL INVESTMENTS (100%)                                        $8,815,358



                   C/COMMUNITY ASSOCIATION RESERVE FUND
                         PORTFOLIO OF INVESTMENTS
                             December 31, 1999

GOVERNMENTS (86.9%)                                Par Value         Value

     U.S. Treasury Notes 6.875% due 03/31/00         200,000      $200,625
     U.S. Treasury Notes 5.375% due 07/31/00         100,000        99,750
     U.S. Treasury Notes 6.250% due 04/30/01         100,000       100,094
     U.S. Treasury Notes 5.625% due 05/15/01         100,000        99,250
     U.S. Treasury Notes 5.875% due 11/30/01         100,000        99,344
     U.S. Treasury Notes 5.750% due 11/30/02         100,000        98,500

TOTAL GOVERNMENTS (86.9%)                                          697,563
CASH AND EQUIVALENTS (13.1%)                                       105,186
TOTAL INVESTMENTS (100%)                                          $802,749



                        C/FUNDS GROUP, INC.
               STATEMENTS OF ASSETS AND LIABILITIES
                         December 31, 1999

                                                                    C/Comm
                                                                     unity
                                                                   Associa
                                            C/Growth    C/Govern      tion
                                               Stock        ment   Reserve
                                  C/Fund        Fund        Fund      Fund
Securities at Cost            $6,239,031  $2,436,553  $8,926,322  $808,662

ASSETS
Securities value              $9,768,992  $3,646,927  $8,815,358  $802,749
Dividends and interest
  receivable                      24,333       1,869     132,422     8,982
                               9,793,325   3,648,796   8,947,780   811,731
LIABILITES
Advisor fee and other payables     5,749       2,133       3,785       248
                                   5,749       2,133       3,785       248

NET ASSETS APPLICABLE TO      $9,787,576  $3,646,663  $8,943,995  $811,483
OUTSTANDING SHARES

CAPITAL SHARES                   397,584     210,914     913,173    82,369

NET ASSET VALUE PER SHARE         $24.62      $17.29       $9.79     $9.85


                        C/FUNDS GROUP, INC.
                     STATEMENTS OF OPERATIONS
               For the Year Ending December 31, 1999

                                                                    C/Comm
                                                                     unity
                                                                   Associa
                                            C/Growth    C/Govern      tion
                                               Stock        ment   Reserve
                                  C/Fund        Fund        Fund      Fund
INVESTMENT INCOME
Dividends                       $127,902     $16,404          $0        $0
Interest                         105,441      11,521     640,830    47,875
                                 233,343      27,925     640,830    47,875
OPERATING EXPENSES
Investment advisory fee           92,946      28,836      54,201     3,964
Professional fees                 26,193       8,503       9,767       969
Registration fees                    388         126         150        11
Custodian fees                    31,294      10,149      37,720     2,808
Directors fees                     8,943       2,722       3,659       275
Miscellaneous                      2,179         554         807        86
                                 161,943      50,890     106,304     8,113

NET INVESTMENT INCOME (LOSS)      71,400    (22,965)     534,526    39,762

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Change in unrealized appreciation
  (depreciation) in value of
  investments for the year       283,540     177,958   (386,899)   (9,608)
Net realized gain (loss) on
  investments                    600,162     711,038    (61,490)   (4,988)

NET GAIN (LOSS) ON INVESTMENTS   883,702     888,996   (448,389)  (14,596)

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS       $955,102    $866,031     $86,137   $25,166




                        C/FUNDS GROUP, INC.
                STATEMENTS OF CHANGES IN NET ASSETS
               For the Year Ending December 31, 1999

                                                                    C/Comm
                                                                     unity
                                                                   Associa
                                            C/Growth    C/Govern      tion
                                               Stock        ment   Reserve
                                  C/Fund        Fund        Fund      Fund
INCREASE (DECREASE) IN NET ASSETS
From Operations:
Net investment income (loss)     $71,400   ($22,965)    $534,526   $39,762
Net realized gain (loss) on
  investments                    600,162     711,038    (61,490)   (4,988)
Unrealized appreciation
  (depreciation) in value of
  investments for the year       283,540     177,958   (386,899)   (9,608)
Net increase in net assets from
  operations                     955,102     866,031      86,137    25,166

DISTRIBUTIONS TO SHAREHOLDERS
Investment income - net         (71,400)           0   (534,526)  (39,762)
Net realized gain on
  investments                  (566,009)   (683,816)           0         0
                               (637,409)   (683,816)   (534,526)  (39,762)

CAPITAL SHARE TRANSACTIONS
Shares sold                    1,515,650     958,890   3,913,054   350,362
Reinvested distributions         607,188     672,321     413,407    39,691
Shares redeemed              (1,513,025) (1,248,493) (4,916,632) (288,206)
                                 609,813     382,718   (590,171)   101,847

Net increase (decrease) in net
  assets                         927,506     564,933 (1,038,560)    87,251

NET ASSETS
Beginning of year              8,860,070   3,081,730   9,982,555   724,232
End of year                   $9,787,576  $3,646,663  $8,943,995  $811,483

UNDISTRIBUTED INVESTMENT GAIN
  (LOSS)                         $37,616      $4,256  ($225,402)  ($4,988)



                        C/FUNDS GROUP, INC.
                STATEMENTS OF CHANGES IN NET ASSETS
               For the Year Ending December 31, 1998

                                                                    C/Comm
                                                                     unity
                                                                   Associa
                                            C/Growth    C/Govern      tion
                                               Stock        ment   Reserve
                                  C/Fund        Fund        Fund      Fund
INCREASE (DECREASE) IN NET ASSETS
From Operations:
Net investment income (loss)    $100,713   ($12,228)    $417,201   $43,208
Net realized gain on
  investments                    335,753     132,755           0       437
Unrealized appreciation
(depreciation) in value of
investments for the year       1,108,922     414,834     222,195     (354)
Net increase in net assets
  from operations              1,545,388     535,361     639,396    43,291

DISTRIBUTIONS TO SHAREHOLDERS
Investment income - net         (99,926)           0   (417,200)  (43,207)
Net realized gain on
  investments                  (334,943)   (132,387)           0         0
                               (434,869)   (132,387)   (417,200)  (43,207)

CAPITAL SHARE TRANSACTIONS
Shares sold                    1,814,668     328,020   8,532,493   475,625
Reinvested distributions         416,606     127,950     363,296    43,207
Shares redeemed              (1,619,121)   (318,564) (3,678,135) (648,518)
                                 612,153     137,406   5,217,654 (129,686)

Net increase (decrease) in
  net assets                   1,722,672     540,380   5,439,850 (129,602)

NET ASSETS
Beginning of year              7,137,398   2,541,350   4,542,705   853,834
End of year                   $8,860,070  $3,081,730  $9,982,555  $724,232

UNDISTRIBUTED INVESTMENT
  GAIN (LOSS)                     $2,755        $358  ($163,912)      $180


                            C/FUNDS GROUP, INC.
C/FUND, C/GROWTH STOCK FUND, C/GOVERNMENT FUND, AND C/COMMUNITY ASSOCIATION
                               RESERVE FUND
    SUPPLEMENTARY INFORMATION - SELECTED PER SHARE DATA AND RATIOS (1)
     For the Years Ended December 31, 1999, 1998, 1997, 1996, and 1995

                                    Net    Dis
                                    Rea  tribu
                                  lised  tions
                             Dis    and   from                      Net
                           tribu  Unrea    Net      Dis          Asset
                           tions  lized    Rea    tribu          Value    Net
                      Net   from   Gain  lized    tions             at  Asset
             Opera Invest    Net (Loss)  Gains     from          Begin  Value
     Invest   ting   ment Invest     on     on   Return   Total   ning    End
       ment Expe Income ment Invest Invest of Cap Net of of Income nses (Loss) Income ments ments ital Change Period Period

C/Fund
1999    .62  (.43)    .19  (.19)   2.35 (1.52)      .00     .83 $23.79 $24.62
1998    .66  (.38)    .28  (.72)   4.12  (.50)      .00    3.18  20.61  23.79
1997    .60  (.36)    .24  (.26)   3.50  (.58)      .00    2.90  17.71  20.61
1996    .53  (.34)    .19  (.19)   2.56 (1.58) (2)(.10)     .88  16.83  17.71
1995    .50  (.29)    .21  (.21)   3.42  (.54)      .00    2.88  13.95  16.83

C/Growth Stock Fund
1999    .16  (.29)  (.13)   .00    5.49 (3.91)      .00    1.45 $15.84 $17.29
1998    .18  (.24)  (.06)   .00    2.96  (.71)      .00    2.19  13.65  15.84
1997    .16  (.26)  (.10) (.15)    3.20 (1.68)      .00    1.27  12.38  13.65
1996    .18  (.23)  (.05)   .00    2.24 (1.08) (2)(.01)    1.10  11.28  12.38
1995    .22  (.20)    .02 (.02)    2.13  (.19)      .00    1.94   9.34  11.28

C/Government Fund
1999    .60  (.10)    .50 (.50)   (.44)    .00      .00   (.44) $10.23  $9.79
1998    .64  (.10)    .54 (.54)     .22    .00      .00     .22  10.01  10.23
1997    .67  (.10)    .57 (.57)     .14    .00      .00     .14   9.87  10.01
1996    .66  (.10)    .56 (.56)   (.15)    .00      .00   (.15)  10.02   9.87
1995    .64  (.10)    .54 (.54)     .58    .00      .00     .58   9.44  10.02

C/Community Association Reserve Fund
1999    .60  (.10)    .50 (.50)   (.18)    .00      .00   (.18)  $10.03 $9.85
1998    .62  (.10)    .52 (.52)     .03    .00      .00     .03   10.00 10.03
1997    .61  (.05)    .56 (.60)     .04    .00      .00     .00   10.00 10.00
1996    .58    .00    .58 (.58)     .00    .00      .00     .00   10.00 10.00
1995    .60    .00    .60 (.60)     .00    .00      .00     .00   10.00 10.00



                          Net
         Operating Investment                Shares
          Expenses  Income to Portfolio Outstanding
        to Average    Average  Turnover   at End of
        Net ASsets Net Assets      Rate      Period

C/Fund
1999         1.75%       .77%    39.65%     397,584
1998         1.68%      1.27%    17.58%     372,377
1997         1.79%      1.24%    10.28%     346,376
1996         1.90%      1.05%    11.38%     306,141
1995         1.85%      1.36%     5.46%     258,646

C/Growth Stock Fund
1999         1.74%     (.78%)   118.73%     210,914
1998         1.68%     (.45%)    88.47%     194,538
1997         1.81%     (.68%)    51.11%     186,130
1996         1.90%     (.45%)     4.26%     178,680
1995         1.85%       .20%    16.46%     184,398

C/Government Fund
1999          .99%      5.00%    99.20%     913,173
1998          .96%      5.55%      .00%     975,821
1997         1.01%      5.74%    22.05%     453,930
1996         1.02%      5.60%    59.95%     479,954
1995          .99%      5.54%   124.70%     396,280

C/Community Association Reserve Fund
1999         1.02%      4.99%    70.99%      82,369
1998          .96%      5.28%    14.20%      72,179
1997          .14%      6.21%    52.64%      85,402
1996          .00%      5.83%     9.61%      54,820
1995          .00%      5.96%    41.35%      42,960

(1) Selected data for a share of capital stock outstanding throughout the year.
(2) Fund paid dividend by return of principal.

                            C/FUNDS GROUP, INC.
              C/FUND, C/GROWTH STOCK FUND, C/GOVERNMENT FUND,
                 AND C/COMMUNITY ASSOCIATION RESERVE FUND
                       NOTES TO FINANCIAL STATEMENTS
                             December 31, 1999

NOTE A - ORGANIZATION
C/Funds Group, Inc. (the Company), is registered as an open-end diversified investment company under the Investment Company Act of 1940. Effective July 2, 1985, the Company's shares were registered under Section 8(a) of the Securities Act of 1933. Currently, the Company offers the following four funds:

FUNDS                                  PRIMARY INVESTMENTS
C/Fund                                 Stocks and Fixed Income Securities
C/Growth Stock Fund                    Common Stocks or Equivalents
C/Government Fund                      Obligations of the U.S. Government
C/Community Association Reserve Fund   Obligations of the U.S. Government

NOTE B - SIGNIFICANT ACCOUNTING POLICIES
The following significant accounting policies are in accordance with accounting policies generally accepted in the investment company industry.

Security Valuation - Investments in securities traded on a national exchange are stated at the last reported sales price on the day of valuation; other securities traded in over-the-counter markets and listed securities for which no sale was reported on that date are stated at the last quoted bid price.

Investment Income - Dividend income is recorded as of the ex-dividend date. Interest income is recognized on the accrual basis. Discounts and premiums on securities purchased are not amortized over the life of the respective security. Realized gains and losses are determined on the identified cost basis.

Distributions to shareholders - Dividends to shareholders are recorded on the ex-dividend date.

Income Tax Status - No provision for income taxes is included in the accompanying financial statements as the Company regularly distributes to shareholders its taxable investment income and realized gains under provision of the Internal Revenue Code applicable to regulated investment companies.

Security Transactions - The Company follows industry practice and records security transactions on the trade date.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE C - INVESTMENT ADVISORY AGREEMENT
Each fund has a written agreement (the "Agreements") for management and investment advisory services with Omnivest Research Corporation (the "Advisor") which is owned 100% by Trust Companies of America, Inc. (TCA), which is controlled by the Company's President and his family. The Agreements provide for advisor fees to be computed on the average daily net asset value. Under terms of the agreements, each Fund's total expenses cannot exceed 2% of the Fund's average daily net asset value in any one year. Expenses in excess of 2% shall be paid by the Advisor. Annual percentage rates provided by the Agreements in computing investment advisory fees and the fees incurred in 1999 are as follows:

                                             ANNUAL      INVESTMENT
       FUND                                  % RATE   ADVISORY FEES
       C/Fund                                   1.0         $92,946
       C/Growth Stock Fund                      1.0          28,836
       C/Government Fund                         .5          54,201
       C/Community Association Reserve Fund      .5           3,964



                            C/FUNDS GROUP, INC.
              C/FUND, C/GROWTH STOCK FUND, C/GOVERNMENT FUND,
                 AND C/COMMUNITY ASSOCIATION RESERVE FUND
                       NOTES TO FINANCIAL STATEMENTS
                             December 31, 1999

NOTE D - FUND SHARE TRANSACTONS AND DISTRIBUTIONS
As of December 31, 1999 and 1998 there were 5,000,000 shares of $.01 par value capital shares authorized. Transactions of the Funds were as follows:

                                                                C/Community
                                        C/Growth                Association
                                           Stock  C/Government      Reserve
                             C/Fund         Fund          Fund         Fund
Year ended December 31, 1999
Shares sold                  60,871       54,178       393,028       35,224
Reinvested distributions     24,606       38,885        41,584        3,998
Shares redeemed            (60,271)     (76,686)     (497,261)     (29,032)
Net increase (decrease)      25,206       16,377      (62,649)       10,190

Year ended December 31, 1998
Shares sold                  80,660       22,220       849,231       47,089
Reinvested distributions     17,565        8,078        35,803        4,304
Shares redeemed            (72,224)     (21,890)     (363,143)     (64,616)
Net increase (decrease)      26,001        8,408       521,891     (13,223)

NOTE E - INVESTMENT TRANSACTIONS
Purchases and sales of investment securities and the accumulated unrealized gain (loss) of the funds were as follows for 1999:
                                                                C/Community
                                        C/Growth                Association
                                           Stock  C/Government      Reserve
                             C/Fund         Fund          Fund         Fund
Common Stocks
Purchases                 $2,456,441  $3,199,480            $0           $0
Sales                      2,301,181   3,162,450             0            0

U.S. Government Obligations
Purchases                  1,001,797           0     8,983,365      600,910
Sales                      1,251,744           0     9,229,663      554,017

Unrealized appreciation (depreciation)
of securities             $3,529,959  $1,210,365    ($110,965)     ($5,913)

NOTE F - TRANSACTIONS WITH AFFILIATES
In addition to the investment advisory fees discussed in NOTE C, the Funds pay fees to other related entities, all of which are 100% owned by TCA, primarily for custodianship of assets and computer processing and programming. Total fees paid to TCA subsidiaries for services other than investment advising aggregated approximately $87,800 for 1999.

The number of shares held by the President of the Company, employees of the Advisor, and other affiliated persons at December 31, 1999 are as follows:

                                        SHARES         VALUE
C/Fund                                  41,211    $1,014,626
C/Growth Stock Fund                     78,255     1,353,028
C/Government Fund                       87,509       856,710
C/Community Association Reserve Fund    62,863       619,201

NOTE G - MARKET RISK
The Fund is exposed to credit risk on the amount invested in marketable securities. The maximum amount of loss the Fund would incur is limited to the amount recorded in the 1999 financial statements. The Fund does not hold any collateral on the marketable securities. This exposure to risk is customary for all entities which have invested in financial instruments.

NOTE H - BROKER ALLOCATIONS
The placement of orders for the purchase and sale of portfolio securities is made under the control of the Advisor, subject to the overall supervision of the Board of Directors. In the fourth quarter of 1999, the Company discontinued use of investment research services supplied by brokers whose commissions included the cost of such services. The value of such services, for the Company, aggregated $30,663 for the year ended December 31, 1999.




                      REPORT OF INDEPENDENT
                  CERTIFIED PUBLIC ACCOUNTANTS




To The Shareholders and Board of Directors
C/FUNDS Group, Inc.
Venice, Florida


We have audited the statements of assets and liabilities, including the portfolio of investments, of the C/Fund, C/Growth Stock Fund, C/Government Fund, and C/Community Association Reserve Fund (four of the portfolios constituting the C/FUNDS Group, Inc.) as of December 31, 1999, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the selected per share data and ratios for each of the five years in the period then ended. These financial statements and per share data and ratios are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and per share data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1999, by correspondence with the custodian, and examination of supporting documentation for unsettled security purchases. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and selected per share data and ratios referred to above present fairly, in all material respects, the financial position of the C/Fund, C/Growth Stock Fund, C/Government Fund, and C/Community Association Reserve Fund (portfolios of the C/FUNDS Group, Inc.) as of December 31, 1999, the results of their operations for the year then ended, the changes in their net assets for each of the two years in the period then ended, and the selected per share data and ratios for each of the five years in the period then ended, in conformity with generally accepted accounting principles.

GREGORY, SHARER & STUART



St. Petersburg, Florida
January 21, 2000















                            Investment Advisor
                       Omnivest Research Corporation
                           250 Tampa Avenue West
                             Venice, FL  34285
                              (941) 493-4295




                                 Custodian
                          Caldwell Trust Company
                        201 Center Road, Suite Two
                             Venice, FL  34292
                              (941) 493-3600




                                 Auditors
                          Gregory Sharer & Stuart
                       Certified Public Accountants
                    100 Second Avenue South, Suite 600
                      St. Petersburg, FL  33701-4383
                              (727) 821-6161












   This report has been prepared for the information of shareholders of the Funds and is not authorized for distribution to Investors unless preceded or accompanied by an effective Prospectus which includes information regarding the Funds' objectives, policies, management, records, and other information.










[100% NO-LOAD COUNCIL LOGO]







                            C/FUNDS GROUP, INC.





                            Fund Closed in 1999




                             Adams Equity Fund








                             Final Accounting
                             November 29, 1999










                        Table of Contents
                                Letter to Shareholders             2
                                Audited Financial Statements       3
                                Notes to Financial Statements      6
                                Report of Independent Certified
                                Public Accountants                 8


                          LETTER TO SHAREHOLDERS

     Once again, the stock markets performed above average for the calendar year 1999, with the 30 stocks in the Dow Jones Industrial Average providing investors a total return of 24%. The S&P 500 Index also earned a commendable 18% for the same period, while the stocks making up the NASDAQ index made up lost ground after many years of under-performance by turning in an astounding 86% total return. This was due to a breathtaking initial public offering craze for small internet startups, which we believe is very unlikely to continue.

     By comparison with these performance indices, the C/Growth Stock Fund total return was a pleasing 34%+ for 1999, mainly due to the inclusion in its portfolio of a high percentage of many smaller, rapidly-growing NASDAQ companies. The objective of this fund is to be invested substantially all the time in these kinds of growth stocks. The C/Fund, on the other hand, which has a lower percentage of its assets invested in stocks and which emphasizes higher-yielding, more mature company issues, earned a total return of approximately 11% for the year. This reflected the inclusion of many higher-yielding stock issues in the portfolio, which as a market sector generally under-performed most other sectors last year.

     It is a pleasure to report that the C/Government Fund, which invests in government fixed income securities, was ranked highly by major rating agencies for its excellent performance during a year in which bond prices were weak as interest rates continued to climb. Fund maturities were held fairly short for much of the year in an attempt to protect the fund's Net Asset Value per share, while continuing to earn as high an interest rate yield as possible. The total performance of this fund for the year was just narrowly positive, which compares favorably with the generally negative returns reported by most other government bond funds having similar objectives.

     One area of services that we would like to bring to the attention of all fund series shareholders is CFI's continued commitment to using as much technology as possible in the operations of its funds. Your managers believe that these productivity advances will allow CFI to continue offering smaller investors a cost effective way to invest and that it will be able to continue to maintain a no-minimum investment policy, as in the past. In the last year or so, we have started offering direct automatic deductions from investor checking or savings accounts
(ACH)  for  those  who wish to avail themselves  of  this  regular savings and investing kind of discipline. In addition, we anticipate allowing secure, confidential monitoring of accounts directly by clients via the Internet. This is expected to be announced sometime in 2000. With these advances, it will become even easier for investors to decide when and where they want to invest and to track directly from their own computers their investments in C/Fund portfolios 24 hours a day.

      During the past year, the Board voted to cease offering and to close the Adams Equity Fund, due to its inability to reach the size necessary to make it economical to operate as a separate series fund. The C/Funds Group now consists of four fund series, including the C/Community Association Reserve Fund, a specialty fund of government securities that is managed for and offered exclusively to Florida community associations.

      As always, we wish to thank all staff members, shareholders, directors and officers for their contribution to the company's success this past year.

Respectfully Submitted:


R. G. "Kelly" Caldwell, Jr.
President
February 23, 2000




                            C/FUNDS GROUP, INC.
                     STATEMENT OF ASSETS & LIABILITIES

                                November 29, 1999
                                Adams Equity Fund
Securities at Cost                             $0

ASSETS
Securities value                               $0
Receivables
     Dividends & interest                       0
     Investment                                 0
securities sold
                                                0
LIABILITES
Advisor fee & other payables                    0
Investment securities purchased                 0

NET ASSETS APPLICABLE
TO OUTSTANDING SHARES                          $0

CAPITAL SHARES                                  0

NET ASSET VALUE PER SHARE                   $0.00


                            C/FUNDS GROUP, INC.
                          STATEMENT OF OPERATIONS

                                   For the Period
                                  January 1, 1999
                                          through
                                November 29, 1999
                                Adams Equity Fund
INVESTMENT INCOME
Dividends                                  $1,957
Interest                                    1,856
                                            3,813
OPERATING EXPENSES
Investment advisory fee                     3,724
Professional fees                           1,430
Registration fees                              16
Custodian fees                              1,097
Directors fees                                300
Miscellaneous                                 148
                                            6,715

NET INVESTMENT LOSS                       (2,902)

REALIZED AND UNREALIZED LOSS
ON INVESTMENTS
Change in unrealized depreciation in
  value of investments for the period    (46,423)
Net realized loss on investments         (23,793)
NET LOSS ON INVESTMENTS                  (70,216)

NET DECREASE IN NET ASSETS RESULTING
FROM OPERATIONS                         ($73,118)


                            C/FUNDS GROUP, INC.
                    STATEMENT OF CHANGES IN NET ASSETS

                                   For the Period
                                  January 1, 1999
                                          through
                                November 29, 1999
                                Adams Equity Fund
DECREASE IN NET ASSETS
From Operations:
Net investment loss                      ($2,902)
Net realized loss on investments         (23,793)
Unrealized depreciation in value
  of investments for the period          (46,423)
Net decrease in net assets from
  operations                             (73,118)

CAPITAL SHARE TRANSACTIONS
Shares sold                                13,516
Shares redeemed                         (829,956)
                                        (816,440)

Net decrease in net assets              (889,558)

NET ASSETS
Beginning of period                       889,558
End of period                                  $0


                            C/FUNDS GROUP, INC.
                    STATEMENT OF CHANGES IN NET ASSETS

                              For the Year Ending
                                December 31, 1998
                                Adams Equity Fund
DECREASE IN NET ASSETS
From Operations:
Net investment loss                      ($9,497)
Net realized loss on investments         (12,064)
Unrealized depreciation in value
  of investments for the year           (144,540)
Net decrease in net assets from
  operations                            (166,101)

CAPITAL SHARE TRANSACTIONS
Shares sold                               164,405
Shares redeemed                         (385,388)
                                        (220,983)

Net decrease in net assets              (387,084)

NET ASSETS
Beginning of year                       1,276,642
End of year                              $889,558

UNDISTRIBUTED INVESTMENT LOSS           ($16,601)



                            C/FUNDS GROUP, INC.
                             ADAMS EQUITY FUND
    SUPPLEMENTARY INFORMATION - SELECTED PER SHARE DATA AND RATIOS (1)
For the Periods Ended November 29, 1999 and December 31, 1998, 1997, 1996,
                                 and 1995

                                    Net    Dis
                                    Rea  tribu
                                  lised  tions
                             Dis    and   from                      Net
                           tribu  Unrea    Net      Dis          Asset
                           tions  lized    Rea    tribu          Value    Net
                      Net   from   Gain  lized    tions             at  Asset
             Opera Invest    Net (Loss)  Gains     from          Begin  Value
     Invest   ting   ment Invest     on     on   Return   Total   ning    End
       ment Expe Income ment Invest Invest of Cap Net of of Income nses (Loss) Income ments ments ital Change Period Period

Adams Equity Fund(2)
1999    .11  (.19)  (.08)   .00  (1.98)    .00  (10.68) (12.74) $12.74  $0.00
1998    .12  (.23)  (.11)   .00  (1.05)    .00      .00  (1.16)  13.90  12.74
1997    .13  (.23)  (.10)   .00    2.18    .00      .00    2.08  11.82  13.90
1996    .17  (.15)    .02   .00    2.62  (.64)      .00    2.00   9.82  11.82
1995(3)(4).06(.03)    .03 (.02)   (.19)    .00      .00   (.18)  10.00   9.82


                          Net
         Operating Investment                Shares
          Expenses  Income to Portfolio Outstanding
        to Average    Average  Turnover   at End of
        Net ASsets Net Assets      Rate      Period

Adams Equity Fund
1999        1.60%      (.69%)   143.31%           0
1998        1.70%      (.79%)    70.86%      69,830
1997        1.74%      (.75%)    48.17%      91,852
1996        1.36%        .18%    65.00%      21,468
1995(3)(4)  1.16%        .32%      .00%      14,935

(1) Selected data for a share of capital stock outstanding throughout the year.
(2) Fund was closed in November, 1999.
(3) Inception of fund was October, 1995.
(4) Ratio of operating expenses to average net assets has been annualized.



                            C/FUNDS GROUP, INC.
                             ADAMS EQUITY FUND
                       NOTES TO FINANCIAL STATEMENTS
                             November 29, 1999

NOTE A - ORGANIZATION
C/Funds Group, Inc. (the Company), is registered as an open-end diversified investment company under the Investment Company Act of 1940. Effective July 2, 1985, the Company's shares were registered under Section 8(a) of the Securities Act of 1933. The Adams Equity Fund, with its primary investments being stocks, was originally offered in October, 1995 and subsequently closed in November, 1999.

NOTE B - SIGNIFICANT ACCOUNTING POLICIES
The following significant accounting policies are in accordance with accounting policies generally accepted in the investment company industry.

Security Valuation - Investments in securities traded on a national exchange are stated at the last reported sales price on the day of valuation; other securities traded in over-the-counter market and listed securities for which no sale was reported on that date are stated at the last quoted bid price.

Investment Income - Dividend income is recorded as of the ex-dividend date. Interest income is recognized on the accrual basis. Realized gains and losses are determined on the identified cost basis.

Distributions to shareholders - Dividends to shareholders are recorded on the ex-dividend date.

Income Tax Status - No provision for income taxes is included in the accompanying financial statements as the Company regularly distributes to shareholders its taxable investment income and realized gains under provision of the Internal Revenue Code applicable to regulated investment companies.

Security Transactions - The Company follows industry practice and records security transactions on the trade date.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE C - INVESTMENT ADVISORY AGREEMENT
The Adams Equity Fund had a written agreement (the "Agreement") for management and investment advisory services with Omnivest Research Corporation (the "Advisor") which is owned 100% by Trust Companies of America, Inc. (TCA), which is controlled by the Company's President and his family. The Agreement provided for advisor fees to be computed on the average daily net asset value. The annual percentage rate provided by the Agreement was 1% in computing investment advisory fees, and the fees incurred during 1999 were $3,724.

NOTE D - FUND SHARE TANSACTONS AND DISTRIBUTIONS
As of December 31, 1999 and 1998 there were 5,000,000 shares of $.01 par value capital shares authorized for the Company. Transactions of the Adams Equity Fund were as follows:

                              For the Period
                             January 1, 1999
                                     through
                            November29, 1999
                           Adams Equity Fund
Shares sold                            1,174
Shares redeemed                     (71,004)
Net decrease                        (69,830)

                         For the Year Ending
                           December 31, 1998
                           Adams Equity Fund
Shares sold                           11,757
Shares redeemed                     (33,779)
Net decrease                        (22,022)

NOTE E - INVESTMENT TRANSACTIONS
Purchases and sales of investment securities of the funds were as follows for 1999.

                            Adams Equity Fund
Common Stocks
  Purchases                          $479,078
  Sales                            $1,276,657



                            C/FUNDS GROUP, INC.
                             ADAMS EQUITY FUND
                       NOTES TO FINANCIAL STATEMENTS
                             November 29, 1999


NOTE F - TRANSACTIONS WITH AFFILIATES
In addition to the investment advisory fees discussed in NOTE C, the Fund paid fees to other related entities, all of which are 100% owned by TCA, primarily for custodianship of assets and computer processing and programming. Total fees paid to TCA subsidiaries for services other than investment advising aggregated approximately $1,200 during 1999.

NOTE G - BROKER ALLOCATIONS
The placement of orders for the purchase and sale of portfolio securities is made under the control of the Advisor, subject to the overall supervision of the Board of Directors. In the fourth quarter of 1999, the Company discontinued use of investment research services supplied by brokers whose commissions included the cost of such services. The value of such services, for the Company, aggregated $30,663 for the year ended December 31, 1999.




                      REPORT OF INDEPENDENT
                  CERTIFIED PUBLIC ACCOUNTANTS




To The Shareholders and Board of Directors
C/FUNDS Group, Inc.
Venice, Florida


We have audited the statement of assets and liabilities, including the portfolio of investments, of the Adams Equity Fund portfolio (one of the portfolios constituting the C/FUNDS Group, Inc.) as of November 29, 1999 (date fund closed), and the related statement of operations for the period then ended, the statements of changes in net assets for each of the two periods in the period then ended, and the selected per share data and ratios for each of the five periods in the period then ended. These financial statements and per share data and ratios are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and per share data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of November 29, 1999, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and selected per share data and ratios referred to above present fairly, in all material respects, the financial position of the Adams Equity Fund portfolio of the C/FUNDS Group, Inc. as of November 29, 1999, the results of their operations for the period then ended, the changes in their net assets for each of the two periods in the period then ended, and the selected per share data and ratios for each of the five periods in the period then ended, in conformity with generally accepted accounting principles.

GREGORY, SHARER & STUART



St. Petersburg, Florida
January 21, 2000














                            Investment Advisor
                       Omnivest Research Corporation
                           250 Tampa Avenue West
                             Venice, FL  34285
                              (941) 493-4295




                                 Custodian
                          Caldwell Trust Company
                        201 Center Road, Suite Two
                             Venice, FL  34292
                              (941) 493-3600




                                 Auditors
                          Gregory Sharer & Stuart
                       Certified Public Accountants
                    100 Second Avenue South, Suite 600
                      St. Petersburg, FL  33701-4383
                              (727) 821-6161













   This report has been prepared for the information of shareholders of the Funds and is not authorized for distribution to Investors unless preceded or accompanied by an effective Prospectus which includes information regarding the Funds' objectives, policies, management, records, and other information.